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                                                                     EXHIBIT 5.1

                  [OPPENHEIMER WOLFF & DONNELLY LLP LETTERHEAD]



February 27, 2002

Select Comfort Corporation
6105 Trenton Lane North
Minneapolis, Minnesota 55442

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Select Comfort Corporation, a Minnesota corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale by the selling shareholders named in the Registration Statement (the "Selling Shareholders") of up to 5,060,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), including 400,000 shares of Common Stock issuable upon the exercise of warrants (the "Warrants") held by certain Selling Shareholders (the "Warrant Shares") and 660,000 shares of Common Stock that may be purchased at the option of the underwriters to cover over-allotments, if any.

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates or statements of officers of the Company, certificates of public officials and other documents we have deemed necessary or appropriate as a basis for the opinions expressed herein. As to the various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon officers of the Company. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

1. The Shares, other than the Warrant Shares, which are being offered and sold by the Selling Shareholders pursuant to the Registration Statement are validly issued, fully paid and non-assessable.

2. The Warrant Shares, when issued upon exercise of the Warrants and receipt by the Company of the consideration required to be paid upon exercise of the Warrants, will be validly issued, fully paid and non-assessable.

We express no opinion with respect to laws other than those of the State of Minnesota and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption "Legal Matters" in the prospectus, which is part of the Registration Statement.

Very truly yours,

/s/ Oppenheimer Wolff & Donnelly LLP

OPPENHEIMER WOLFF & DONNELLY LLP